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Exhibit 10.13

EMPLOYMENT AGREEMENT

        AGREEMENT dated as of the 7th day of November, 2002 between ELECTRONICS BOUTIQUE HOLDINGS CORP., a Delaware corporation (the "Company"), and Seth P. Levy (the "Executive").

        WHEREAS, the Executive is currently employed by the Company; and

        WHEREAS, the Company and Executive mutually desire to enter into this Agreement with respect to Executive's continued employment with the Company on the terms set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Company and Executive agree as follows:

        1.    Employment and Term.    The Company agrees to continue to employ Executive and Executive agrees to continue to serve the Company as its Senior Vice President of Logistics, Chief Information Officer and President of EBGames.com, or in such other executive positions as may be mutually agreed upon by Executive and the Company, during the Term. The term of this Agreement (the "Term") shall commence as of the date set forth above and end on the date which is the third year anniversary thereof, or such later date to which Executive's employment may be extended as provided in Section 12 hereof.

        2.    Duties.    During the Term, Executive agrees to serve the Company faithfully and to the best of his ability; to devote his entire working time, energy and skill (except for illness or incapacity and except for vacation time as provided herein) to such employment; to use his best efforts, skills and ability to promote its interests and to perform such duties as from time to time may be assigned to him, subject to Section 3 hereof. Notwithstanding the foregoing, Executive may engage in charitable and public and industry service activities so long as such activities do not materially interfere with the performance of his duties and responsibilities under this Agreement.

        3.    Responsibilities.    Executive's area of responsibility shall be that of Senior Vice President of Logistics, Chief Information Officer and President of EBGames.com, or such other executive position as may be mutually agreed upon by Executive and the Company, and during the Term, the Company shall not assign any duties to or remove any duties from Executive inconsistent therewith and, further, the Company shall at all times provide Executive with such executive powers and authority as shall reasonably be required to enable him to discharge such duties in an efficient manner, together with such facilities and services as are suitable or customary to such position. During the Term, Executive shall report directly to the Executive Vice President and Chief Operating Officer of the Company.

        4.    Compensation.    The Company agrees to pay Executive as compensation for all duties performed by him in any capacity during the period of his employment under this Agreement:

          a.    a base salary ("Base Salary"), payable in accordance with the Company's normal payroll practices, at the annual rate of $230,000, subject to such adjustments as the Board of Directors of the Company (the "Board of Directors") or a committee thereof shall approve;

          b.    a bonus (the "Bonus") payable in cash on or prior to the last business day of the first fiscal quarter for the succeeding fiscal year, determined pursuant to a bonus program adopted by the Board of Directors that will have a target amount of 50% of Base Salary with objectives to be established in the approved program; and

          c.    from time to time, Executive shall also be eligible to participate in the 2000 Equity Participation Plan of the Company, or any successor plan, in the amounts determined by the committee of the Board of Directors which administers the 2000 Equity Participation Plan, or any successor plan.

        5.    Benefits; Reimbursement of Expenses; Vacation.    Executive shall also be entitled to:

          a.    participate in all of the benefit programs which are presently or may hereafter be provided by the Company including, without limitation, all stock option, pension, thrift, incentive, deferred compensation, retirement, health insurance and life insurance programs, which includes specifically (i) the policies of "key man" insurance, if any, on Executive's life, payable at $1 million to the Executive, and (ii) the deferred compensation plan presently existing between the Company and the Executive;

          b.    reimbursement by the Company of all expenses reasonably incurred by Executive in connection with the performance of his duties including, without limitation, travel and entertainment expenses reasonably related to the business or interests of the Company, upon submission by Executive of written documentation of such expenses;

          c.    vacation of four (4) weeks each year at such time or times as Executive shall reasonably determine; and

          d.    have the Company pay the reasonable costs and expenses of a leased automobile for Executive, commensurate with an automobile for a person in Executive's position, including the reasonable expense of maintaining and operating the automobile for business and personal use, in accordance with Company policy.

        6.    Disability or Death.

          a.    If, during the Term of this Agreement, Executive becomes disabled or incapacitated as determined under the Company's Long Term Disability Policy ("Permanently Disabled"), the Company shall have the right at any time thereafter, so long as Executive is then still Permanently Disabled, to terminate this Agreement. If the Company elects to terminate this Agreement by reason of Executive becoming Permanently Disabled, the Company, for the unexpired Term of this Agreement, shall (whether or not such benefits are covered under the Company's Long Term Disability Policy), continue to pay:

                i.  to Executive, sixty percent (60%) of his Base Salary (through insurance or otherwise) at the rate in effect on the date of such termination, such payments to be made as set forth in Section 4; and

              ii.  in the event of Executive's death after such termination for Permanent Disability, then to the persons and in the manner set forth in subparagraph (c) of this Section 6, an amount per annum equal to all accrued but unpaid compensation (up to the date of Executive's death), benefits and other amounts, as required by law;

          b.    If, and so long as, the Company does not elect to terminate this Agreement as a result of Executive's Permanent Disability, this Agreement shall continue in full force and effect and Executive shall be entitled to all benefits including compensation as set forth herein.

          c.    If Executive dies during the Term, this Agreement shall automatically terminate, and the Company shall pay to the persons set forth in subparagraph (d) of this Section 6, all accrued but unpaid salary, bonus (calculated for the then current fiscal year and prorated up to the date of death), benefits and other amounts, as required by law.

          d.    Any payments to be made pursuant to subparagraph (a) or (c) of this Section 6 to persons other than Executive in the event of the death of Executive shall be made to Executive's designated beneficiaries or, if no such designation has been made and Executive's spouse survives Executive, then the payments shall be made to Executive's spouse, and if such spouse subsequently dies before all such payments are made, the remaining payments shall be made to the estate of Executive's spouse. If Executive is not survived by a spouse, then the payments shall be made among Executive's issue who survive Executive, PER STIRPES, and if any individual who is issue of Executive and who as of the date of death of Executive is entitled to receive payments dies after Executive's death, the payments which such issue would have been entitled to receive shall be made to his or her estate. If at the date of Executive's death Executive is not survived by any spouse, or any issue, then the payments shall be made to Executive's estate.

        7.    Confidential Information; Conflict of Interest; Non-Compete.

          a.    Without the express prior written consent of the Board of Directors, Executive shall not disclose or make available to anyone outside the Company, its subsidiaries or affiliated corporations or entities any confidential or proprietary information of, or concerning, the Company, including, without limitation, trade secrets, knowhow, customer lists, inventions or other information not generally known or reasonably available to any competitor of the Company, its subsidiaries or affiliated corporations or entities.

          b.    In consideration of the compensation, grant of stock options and other benefits payable to Executive hereunder, Executive agrees that he shall not, without the prior written consent of the Board of Directors, engage in a "Prohibited Business" (as defined herein) during the Term and for a two-year period following the Term. For this purpose, the term "Prohibited Business" shall mean the development, distribution, or retail sale of video games, personal computer gaming or similar entertainment software and devices, personal computers and related devices that facilitate or enhance the use of gaming and similar entertainment equipment, devices, programs and software for game systems or personal computers provided such business does or is intended to amount to more than an insubstantial part of the annual revenue of the entity engaged in such business. Executive shall be regarded as engaged in a Prohibited Business if he engages as partner, owner, agent, representative, executive, officer, director, employee or consultant or participates, directly or indirectly, whether through investment, partnership, license, joint venture, or otherwise, in any Prohibited Business. Nothing set forth above shall be deemed to prevent Executive from merely acquiring or owning for investment purposes five percent (5%) or less of any entity, whether public or private, regardless of the business in which such entity is engaged, except to the extent such ownership violates any state or federal law, rule or regulation governing the issuance, purchase or sale of securities.

          c.    Executive shall not, directly or indirectly, engage in any or have an interest, financial or otherwise, in any other business enterprise which interferes or is likely to interfere with Executive's independent exercise of judgment in the Company's best interests. Executive will not undertake involvement in any outside business interest without first assuring that no conflict of interest exists and obtaining prior written approval of the Board of Directors to undertake the contemplated involvement. Executive acknowledges that he has a continuing responsibility for insuring that no outside business interest in which Executive is presently involved or, which he may be involved with in the future, is detrimental to the interests of the Company.

          d.    Upon the termination of this Agreement or earlier as provided herein, Executive shall be permitted to act as a consultant to any entity with respect to any business or investment other than a Prohibited Business.

        8.    Termination.    This Agreement may be terminated prior to the expiration of its Term as follows:

          a.    Automatically upon Executive's death, in which event the provisions of Section 6 shall be applicable;

          b.    Upon notice from the Company upon Executive's Permanent Disability, in the event of the Company elects to terminate Executive's employment pursuant to the provisions of Section 6;

          c.    Upon thirty (30) days' prior written notice from the Company for "cause," which for purposes hereof shall mean that (i) Executive has been found guilty of committing any felony, or (ii) in the reasonable judgment of the Board of Directors, Executive has been negligent or has committed willful misconduct in carrying out his duties hereunder (unless Executive cures such breach, or has taken substantial and continuing actions to cure such breach, within such thirty (30) day notice period);

          d.    Upon thirty (30) days' prior written notice from Executive upon the Company's breach of any material provision of this Agreement (unless the Company cures such breach, or has taken substantial and continuing actions to cure such breach, within such thirty (30) day notice period). Without limiting the generality of the foregoing, it is acknowledged and agreed that Sections 2, 3, 4, 5 and 8 of this Agreement are material provisions of this Agreement; or

          e.    Upon notice from Executive following a "change in control", which for purposes hereof shall mean a change in ownership or control of the Company effected through either of the following transactions:

                i.  any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities through a transaction which the Board of Directors does not recommend or approve or through a negotiated sale of securities to any person or persons who is considered hostile; or

              ii.  there is a change in the composition of the Board of Directors over a period of thirty-six (36) consecutive months (or less) such that a majority of the members of the Board of Directors (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of the members of the Board of Directors, to be comprised of individuals who either (i) have been members of the Board of Directors continuously since the beginning of such period or (ii) have been elected or nominated for election as members of the Board of Directors during such period by at least a majority of the members of the Board of Directors described in clause (i) who were still in office at the time such election or nomination was approved by the Board of Directors.

        9.    Wrongful Termination; Company Breach; Change in Control.    In the event of the termination of this Agreement by Executive pursuant to paragraph (d) or (e) of Section 8, or in the event of termination of this Agreement by the Company other than pursuant a notice of termination under paragraph (b) or (c) of Section 8, Executive shall be entitled to receive all of the compensation and benefits provided herein until the later of (i) the date the Term would have expired absent any termination of this Agreement, or (ii) twelve (12) months from the effective date of such termination; provided, however, that in no event will an amount be payable to Executive in excess of $100 less than the maximum amount of compensation deductible to the Company under Section 280G of the Internal Revenue Code of 1986, as amended.

        10.    Arbitration.    If the Company and Executive shall become involved in a dispute relating to any alleged breach of this Agreement by the Company or Executive, the dispute shall be submitted to binding arbitration by the American Arbitration Association in Philadelphia, Pennsylvania upon the demand of either party, the results of which may be transferred to a court of competent jurisdiction and entered of record as a judgment upon which execution may issue. If Executive substantially prevails (by judgment, settlement or otherwise) in such dispute, the Company shall reimburse Executive for all reasonable costs (including reasonable fees and disbursements of counsel) incurred by him in connection with such dispute upon presentation to the Company of evidence of such costs. Nothing herein shall prevent either party from going directly to a court of competent jurisdiction for any form of injunctive or other equitable relief, whereby the other party shall not have any right to mandate the arbitration provisions.

        11.    Termination of Prior Agreements.    This Agreement expressly supersedes all agreements and understandings between the parties regarding the subject matter hereof and any such agreement or understanding is terminated as of the date of execution of this Agreement.

        12.    Renewal/Non-Renewal.    This Agreement shall be automatically extended without further action by the parties for one (1) additional year unless either party shall, at least 90 days prior to the expiration date, have given notice to the other party that this Agreement shall not be so extended.

        13.    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereof, their respective legal representatives and to any successor of the Company, which successor shall be deemed substituted for the Company under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company. The Executive consents to the assignment of this Agreement to any successor who or which agrees to be bound by all of its provisions without modification adverse to the Executive.

        14.    Waiver of Breach.    The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach.

        15.    Notices.    Any notice required or permitted to be given hereunder shall be sufficient if in writing and if sent by registered or certified mail to Executive at his residence or to the Company at its principal place of business.

        16.    Entire Agreement.    This document contains the entire agreement of the parties and may not be amended unless in writing and signed by both parties.

        17.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania as applied to contracts executed and performed wholly within the Commonwealth of Pennsylvania.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ELECTRONICS BOUTIQUE HOLDINGS CORP.
By:	/s/ JEFFREY W. GRIFFITHS
Name:	Jeffrey W. Griffiths
Title:	President and Chief Executive Officer
/s/ SETH P. LEVY
Seth P. Levy

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EMPLOYMENT AGREEMENT